Exhibit 2.n.8

Consent of Independent Auditors

We hereby consent to the use in this Registration Statement on Form N-2 (File No. 333-208637) of Gladstone Capital Corporation of our report dated December 5, 2014 relating to the consolidated financial statements of RBC Acquisition Corp. and subsidiary as of September 30, 2014, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such registration statement.

St. Louis, Missouri

December 22, 2016